Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Cavanal Hill Funds:

We consent to the use of our report dated October 23, 2020, with respect to the financial statements and financial highlights of the Cavanal Hill Funds (comprised of U.S. Treasury Fund, Government Securities Money Market Fund, Limited Duration Fund, Moderate Duration Fund, Bond Fund, Strategic Enhanced Yield Fund, Ultra Short Tax-Free Income Fund, Active Core Fund, Mid Cap Diverse Leadership Fund (formerly, Mid Cap Core Equity Fund), Opportunistic Fund and World Energy Fund), and the related notes, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
December 23, 2020